Exhibit 5.2

May 2 , 2023

Dragonfly Energy Holdings Corp.

1190 Trademark Drive

Suite 108

Reno, Nevada 89521

Ladies and Gentlemen:

We have acted as counsel to Dragonfly Energy Holdings Corp., a Nevada corporation (the “Company”) in connection with that certain Post-Effective Amendment No. 1, relating to the reincorporation by conversion on March 31, 2023 of the Company, and to the issuance by the Company of up to 47,428,544 shares of common stock, par value $0.0001 per share of the Company (the “Common Stock”), that were originally registered by the Company pursuant to a registration under a Registration Statement on Form S-1, File No 333-268185 as amended (the “Registration Statement”) initially filed with the Securities and Exchange Commission on November 4, 2022 as amended by Amendment No. 1 on December 9, 2022, which was subsequently declared effective by the U.S. Securities and Exchange Commission on December 22, 2022 under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering. The 47,428,544 shares of Common Stock included in the Registration Statement relate to the following: (i) 35,161,573 shares of its Common Stock, (ii) 12,266,971 shares of Common Stock issuable upon the exercise of certain warrants, and (iii) 12,266,971 warrants to purchase such Common Stock. The warrants referred to in (ii) and (iii) above are collectively referred to in this opinion as the “Warrants.” Capitalized terms not defined in this letter have the meanings ascribed thereto in the Registration Statement. We have assumed that the Shares were, and will be, offered and sold in the manner described in the Registration Statement and the related prospectus included therein.

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced securities, we have reviewed the Registration Statement and the respective exhibits thereto. We have also reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that, as set forth in a separate opinion delivered to the Company on the date hereof by Parsons Behle & Latimer, P.C., Nevada counsel to the Company, the Warrants have been duly authorized; and (v) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Warrants are duly executed and delivered by the Company and paid for by the purchasers thereof in accordance with the Registration Statement, such Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

The opinion set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

Our opinion is limited to the laws of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. We advise you that matters of Nevada law are covered in the opinion of Parsons Behle & Latimer, P.C., Nevada counsel for the Company, in Exhibit 5.1 to the Registration Statement.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm therein and in the prospectus forming a part thereof under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP